Exhibit 99.1

For More Information:

+1-408-570-8004

www.bea.com/news

BEA Closes Acquisition of Plumtree Software;

Creates Multi-platform Portal Leader

Combined Portal Portfolios Offer Leading Portal, Collaboration and Composite

Application Capabilities Across Multiple Platforms and Application Servers

SAN JOSE, Calif. – October 20, 2005 – BEA Systems, Inc. (NASDAQ: BEAS) today announced it has closed its acquisition of Plumtree Software, Inc. (NASDAQ: PLUM). Plumtree Software provides enterprise portal solutions to connect disparate work groups, IT systems and business processes. Its portfolio features the industry’s only cross-platform portal, running on both J2EE and .Net. By combining the Plumtree and BEA portal portfolios, BEA will be providing the most open and comprehensive solutions for empowering customers to leverage portal technologies as part of their Service-Oriented Architecture (SOA) while being free to choose how best to mix-and-match applications servers, operating systems, development environments and programming languages to meet their business need. BEA is one of the only companies to provide this level of openness, platform independence and choice to customers.

“The portal is becoming the point of integration in the enterprise,” said Alfred Chuang, chairman and chief executive officer, BEA Systems, Inc. “Plumtree is a leader in the market for collaborative portals that enhance enterprise connectivity and productivity. BEA is a leader in high-volume, transactional portals for customer and partner interaction as well as internal operations. Today, BEA provides the most complete portal portfolio that spans J2EE and .Net, providing a balanced perspective or view within the enterprise on both the people and operational side of the business.”

For approximately USD $204 million, BEA acquired all of the outstanding common stock and vested options of Plumtree in exchange for USD $5.50 per share in cash for the outstanding common shares and USD $5.50 per share less the exercise price for the vested options. In addition, all outstanding unvested options to purchase Plumtree common stock were automatically converted into options to purchase approximately 1.8 million shares of BEA common stock.

The acquisition was approved by the Plumtree’s stockholders at a meeting held on October 20, 2005. Effective immediately, Plumtree will become a key part of BEA and the Plumtree ticker symbol, PLUM, will be removed from NASDAQ listing before tomorrow’s opening of market.

As part of the close of the transaction, Plumtree is a new BEA product unit led by BEA Chief Technology Officer and Executive Vice President, Mark Carges.

“Customers are seeking cross-platform connectivity and productivity technologies to help them collaborate and build their service-oriented architecture solutions,” said Carges. “Today, BEA can provide the most complete portal portfolio for all composite application and portal enterprise requirements.”

For more information, visit bea.com/aqualogic.

About BEA Systems, Inc.

BEA Systems, Inc. (NASDAQ: BEAS) is a world leader in enterprise infrastructure software, providing standards-based platforms to accelerate the secure flow of information and services. BEA product lines – WebLogic®, Tuxedo®, and the new AquaLogic™ family of Service Infrastructure – help customers reduce IT complexity and successfully deploy Service-Oriented Architectures to improve business agility and efficiency. For more information, please visit at bea.com.

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For More Information:

Press Contact:

May Petry

BEA Systems, Inc.

+1-408-570-8704

May.petry@bea.com

Industry Analyst Contact:

Nadina Talukdar

BEA Systems, Inc.

+1-408-570-8421

Nadina.Talukdar@bea.com

Legal Notice Regarding Forward-Looking Statements

Statements that are not of historical fact are forward-looking statements, including any statements regarding the plans, goals, strategies, focus, opportunities and objectives for our future operations, business or markets. Statements that include the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “continue,” “predict,” “growth,” “investment,” “commitment” or other comparable terminology, are also forward-looking statements. This press release includes forward looking statements that involve risks and uncertainties, including statements regarding the statement that by combining Plumtree and BEA portal portfolios, BEA will be providing the most open and comprehensive solutions for empowering customers to leverage portal technologies and the statement that the BEA can provide the most complete portal portfolio for all composite application and portal enterprise requirements.

Risks, uncertainties and assumptions include the risk that the benefits of BEA’s acquisition of Plumtree will not be achieved or will take longer than expected, the risk that customers will delay, defer or cancel orders in response to the merger and other risks that are described from time to time in BEA Systems’ Securities and Exchange Commission reports (including, but not limited to those factors detailed the section entitled “Risk Factors That May Impact Future Operating Results” on pages 32 through 45 of BEA’s report on Form 10-Q for the fiscal quarter ended July 31, 2005, and similar disclosures in subsequent BEA SEC filings). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, BEA’s results could differ materially from BEA’s expectations in these statements.

Forward looking statements and risk factors are made as of information available to BEA today. BEA disclaims any obligation to update these forward looking statements.

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